UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Triad Guaranty Inc.

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TRIAD GUARANTY INC.
101 South Stratford Road
Winston-Salem, North Carolina 27104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 11, 2008

To the Stockholders of TRIAD GUARANTY INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triad Guaranty Inc. (the “Company”) will be held at the offices of the Company, 101 South Stratford Road, Winston-Salem, North Carolina, on Thursday, September 11, 2008, at 9:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1.	To elect five (5) directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on July 28, 2008 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten (10) days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, 101 South Stratford Road, Winston-Salem, North Carolina 27104. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed. You may also vote your shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).

By order of the Board of Directors

Earl F. Wall
Secretary

Winston-Salem, North Carolina
August 8, 2008

PROXY STATEMENT
GENERAL INFORMATION
PRINCIPAL HOLDERS OF COMMON STOCK
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMMUNICATIONS WITH DIRECTORS
CODE OF ETHICS
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
EXPENSES OF SOLICITATION

PROXY STATEMENT
TRIAD GUARANTY INC.
ANNUAL MEETING OF STOCKHOLDERS
September 11, 2008

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Triad Guaranty Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), 101 South Stratford Road, Winston-Salem, North Carolina 27104, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Thursday, September 11, 2008 and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is August 8, 2008.

The accompanying proxy is for use at the meeting if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote by (i) returning a completed proxy card in the enclosed postage-paid envelope, (ii) accessing the Internet website identified on the proxy card and following the steps outlined on the secured website, or (iii) calling the toll free telephone number identified on the proxy card within the United States, Canada and Puerto Rico. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. “Street name” holders of our shares may vote by (i) returning a completed voting instruction form in the enclosed postage-paid envelope, (ii) accessing the Internet website if one is identified on the voting instruction form, or (iii) calling the telephone number if one is identified on the voting instruction form. The availability of telephone and Internet voting for “street name” holders will depend on the voting processes of the respective broker, bank or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials that you personally receive.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on September 11, 2008. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The proxy is revocable at any time before it is voted by a subsequently dated proxy, which may be provided by (i) written notification to the persons named therein as proxies that is mailed or delivered to the Company at the above address, (ii) if available, subsequently voting on the Internet or telephone, or (iii) physically attending the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

Proxies properly submitted by mail, the Internet or the telephone will be voted by the individuals named on the proxy card in the manner you indicate. If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008, and in their discretion upon such matters not presently known or determined which may properly come before the meeting. With respect to the election of directors, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election are required for the election of a director. Ratification of the appointment of Ernst & Young LLP requires a majority of FOR votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the ratification.

We have one class of stock outstanding, common stock, par value $0.01 per share. On July 28, 2008, 15,116,259 shares of common stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on July 28, 2008, are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

The holders of a majority of our common stock issued and outstanding on the record date, July 28, 2008, present in person or represented by proxy at the annual meeting, will constitute a quorum for the meeting. Inspector(s) of election will be appointed to tabulate the number of shares of common stock represented at the meeting in person or by proxy to determine whether or not a quorum is present and to count all votes cast at the meeting. Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners.

Under the rules of the NYSE, the proposals to elect directors and ratify the appointment of the independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. None of the proposals presented in this proxy statement are “non-discretionary” items. Therefore, brokers that have not received voting instructions from beneficial owners with respect to the proposals contained in this proxy statement may vote in their discretion on these matters on behalf of such beneficial owners.

The inspector(s) of election will treat abstentions and broker non-votes, if any, as shares that are present and entitled to vote for purposes of determining whether there is a quorum for the meeting. With respect to the tabulation of votes cast on any of the proposals presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, and, therefore, will have the effect of a vote against the proposal. Broker non-votes are considered present and entitled to vote and, if applicable, would have the effect of a vote against the proposal in question. Shares for which authority to vote for a particular nominee for election as a director is withheld will not be counted as votes for the election of that nominee.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table shows, with respect to each person who is known to be the beneficial owner of more than 5% of our common stock: (i) the total number of shares of common stock beneficially owned as of July 28, 2008; and (ii) the percentage of the common stock so owned as of that date:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Common Stock

Collateral Holdings, Ltd.(2)(3)(4)	2,572,550	17.0%
Dimensional Fund Advisors LP(5)	820,557	5.4%
FMR LLC(6)	1,460,051	9.7%
Third Avenue Management LLC(7)	1,064,023	7.0%

The following table shows with respect to each of our directors and the executive officers named in the Summary Compensation Table and all directors and executive officers as a group, sixteen (16) in number: (i) the total number of shares of common stock beneficially owned as of July 28, 2008; and (ii) the percentage of the common stock so owned as of that date. Unless otherwise indicated, the address for each of our directors and executive officers is c/o Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104:

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Common Stock

Glenn T. Austin, Jr.	4,336	*
Robert T. David(9)	27,356	*
H. Lee Durham, Jr.	2,419	*
Kenneth C. Foster(9)	44,272	*
Kenneth W. Jones(9)	28,018	*
Ronnie D. Kessinger	29,058	*
Gregory J. McKenzie(9)	54,300	*
William T. Ratliff, III(8)(9)	3,294,622	21.8%
Michael A. F. Roberts(9)	3,922	*
Richard S. Swanson	4,476	*
Mark K. Tonnesen(9)(10)	208,579	1.4%
David W. Whitehurst(9)	40,177	*
Henry G. Williamson, Jr.	1,474	*
All directors and executive officers as a group (16 persons)	3,870,513	25.6%

*	Less than one percent (1%).

(1)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. In accordance with Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within sixty (60) days of July 28, 2008 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Collat, Inc. is the general partner of Collateral Holdings, Ltd. and as such may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. Mr. William T. Ratliff, Jr. is vice president and a director of Collat, Inc. Mr. Ratliff, Jr. beneficially owns 29.6% of the outstanding limited partnership interests in Collateral Holdings, Ltd. Accordingly, Mr. Ratliff, Jr. may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. The business address of Mr. Ratliff, Jr., Collateral Holdings, Ltd. and Collat, Inc. is 1900 Crestwood Boulevard, Birmingham, Alabama 35210-2034. Mr. Ratliff, Jr. is the father of Mr. William T. Ratliff, III. For additional information on ownership by Mr. Ratliff, III of Collateral Holdings, Ltd. and Collat, Inc., see footnote 8, below.

(3)	2,012,500 shares of common stock owned by Collateral Holdings, Ltd. are pledged to secure loans with three banks.

(4)	Number of shares reported on Schedule 13G jointly filed by Collateral Holdings, Ltd., Collat, Inc., Mr. Ratliff, Jr. and Mr. Ratliff, III with the Securities and Exchange Commission on February 13, 2008. Collateral Holdings, Ltd. has shared voting and dispositive power with respect to all 2,572,550 shares.

(5)	Number of shares reported on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 6, 2008. According to its Schedule 13G, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Dimensional Funds. However, all of the common stock reported in Dimensional’s Schedule 13G is owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(6)	Number of shares reported on Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 14, 2008. According to the Schedule 13G filed by FMR LLC, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). One of the Fidelity Funds, Fidelity Low Priced Stock Fund, owns 1,438,451 of the 1,460,051 shares reported by FMR LLC on its Schedule 13G. Each of FMR LLC and Edward C. Johnson, III, Chairman of FMR LLC, through control of the Fidelity Funds, has sole power to dispose of the reported common stock. However, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the common stock owned directly by the Fidelity Funds. Such voting rights reside with the board of trustees of each Fidelity Fund. The business address of FMR LLC, Mr. Johnson, Fidelity Management & Research Company and the funds is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Number of shares reported on Schedule 13G filed by Third Avenue Management LLC with the Securities and Exchange Commission on February 14, 2008. According to its Schedule 13G, Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from and the proceeds from the sale of the common stock reported by Third Avenue Management LLC. The business address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(8)	Includes 2,617 shares owned by Mr. Ratliff, III’s wife; 12,390 shares held of record in trusts for his minor children; 74,555 shares held through RaS I, Ltd., a family limited partnership; 246,518 shares held by Mr. Ratliff, III as one (1) of five (5) trustees for the Grandchildren’s Trust U/A, December 4, 1990. Also includes 2,572,550 shares held by

Collateral Holdings, Ltd. for which voting and dispositive power is shared with Collateral Holdings, Ltd., Collat, Inc. and Mr. Ratliff, Jr. Mr. Ratliff, III beneficially owns 7.7% of the outstanding limited partnership interests in Collateral Holdings, Ltd. Mr. Ratliff, III is also president and a director of Collat, Inc., the general partner of Collateral Holdings, Ltd., and beneficially owns 50.2% of the outstanding voting capital stock of Collat, Inc. Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. The business address of Mr. Ratliff, III is 1900 Crestwood Boulevard, Birmingham, Alabama 35210-2034. Mr. Ratliff, III is the son of Mr. Ratliff, Jr. No other director or executive officer of the Company beneficially owns any partnership interests in Collateral Holdings, Ltd. For additional information on Collateral Holdings, Ltd. and Collat, Inc., see footnotes 2 and 3, above.

(9)	Includes shares of common stock which could be acquired through the exercise of stock options as follows: Mr. David, 6,880 shares; Mr. Foster, 27,780 shares; Mr. Jones, 900 shares; Mr. McKenzie, 16,000 shares; Mr. Ratliff, III, 61,285 shares; Mr. Roberts, 920 shares; Mr. Tonnesen, 119,891 shares; Mr. Whitehurst, 20,360 shares; all directors and executive officers as a group, 284,016 shares.

(10)	Excludes 36,075 shares of common stock issuable pursuant to Mr. Tonnesen’s Phantom Stock Award Agreement, as to which share delivery is unconditionally deferred until February 15, 2009. See “Executive Compensation — Employment Agreements — Mark K. Tonnesen.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide the Company with copies of all Section 16(a) forms that they file. Based solely on the Company’s review of these forms and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during calendar year 2007, except that the Form 4 of Kenneth S. Dwyer, Vice President and Chief Accounting Officer, which reported the grant of 555 shares of common stock on February 20, 2007, was filed one day late on February 23, 2007.

ELECTION OF DIRECTORS

Nominees and Directors

At the meeting, five (5) directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company. Mr. Henry G. Williamson, Jr. and Mr. Glenn T. Austin, Jr. are not standing for re-election. The Company and its Board would like to thank Messrs. Williamson and Austin for their service to the Company and are grateful for their wisdom and guidance during their tenure on the Board.

The affirmative vote of the holders of a plurality of the shares of common stock represented in person or by proxy at the annual meeting of stockholders is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to serve, if elected, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, we now know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

The following persons are nominees for election as directors of the Company:

Robert T. David  Age — 70  Director since — 1993

Since 2000, Mr. David has served as President and Chief Executive Officer of Integrated Photonics, Inc., a manufacturer of fiber optic components and materials.

H. Lee Durham, Jr.  Age — 60  Director since — 2006

Mr. Durham was with PricewaterhouseCoopers in a number of senior management positions from 1990 to 2002. From 1980 to 1990 he was with Durham, Martin, Jenkins & Co., a firm he founded and grew until it was merged into Coopers & Lybrand. Since 2003, Mr. Durham has served on the board of First Citizens BancShares, Inc. and currently serves as Chair of its Audit Committee.

William T. Ratliff, III  Age — 55  Director since — 1993

Mr. Ratliff, III has been the Chairman of the Board of the Company since 1993 and has served as President and Chief Executive Officer of the Company since July 18, 2008. Mr. Ratliff, III was Chairman of the Board of Triad from 1989 to 2005 and President of Collateral Investment Corp. (“CIC”), an insurance holding company, from 1990 to 2005. Mr. Ratliff, III has also been President of Collat, Inc. since 1995 and a director since 1987. Collat, Inc. is the general partner of Collateral Holdings, Ltd., an investment partnership. Mr. Ratliff, III has been Chairman of the Board of Directors of New South Federal Savings Bank (“New South”) since 1986 and President and a director of New South Bancshares, Inc., New South’s parent company, since 1994.

Richard S. Swanson  Age — 58  Director since — 2003

Mr. Swanson is currently President and CEO of the Federal Home Loan Bank of Des Moines. From April 2004 to May 2006, Mr. Swanson was a principal of Hillis Clark Martin & Peterson, a law firm located in Seattle, Washington. From 1988 to 2003, Mr. Swanson was an executive of HomeStreet Bank, a regional savings bank and mortgage company headquartered in Seattle, serving as President and CEO from 1990 through 2001 and retiring as Chairman in 2003. Mr. Swanson has served as a director and Vice Chair of the Federal Home Loan Bank of Seattle, as Chair of the Washington State Tobacco Settlement Authority and as Chair of the Washington Business Roundtable.

David W. Whitehurst  Age — 58  Director since — 1993

Mr. Whitehurst is the owner of DW Investments, LLC, a real estate and investment holding company, and DW Cleaners LLC d/b/a Champion Cleaners, a dry cleaning business in Birmingham, Alabama. He was Executive Vice President and Chief Operating Officer of CIC from 1995 to 2002. He was a director of New South from 1989 to 2001. Mr. Whitehurst is a certified public accountant (retired).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board of Directors has determined that each of Messrs. David, Durham, Swanson and Whitehurst is an “independent director,” as that term is defined under the listing standards of The NASDAQ Stock Market LLC (“Nasdaq”). Mr. Michael A.F. Roberts, who resigned from the Board in December 2007, and Messrs. Williamson and Austin, who are not standing for re-election, also were previously determined to be independent directors under the Nasdaq listing standards. During 2007, the Board of Directors met sixteen (16) times. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

Mr. Roberts was the Board’s Lead Independent Director until November 15, 2007, when Mr. Austin was elected to succeed Mr. Roberts. The Lead Independent Director is responsible for leading the executive sessions of independent directors, advising on Board meeting schedules and agendas and for performing such other duties as are requested by the Board. The general authority and responsibilities of the Lead Independent Director are established by the Board. The Lead Independent Director serves a one-year term in such capacity, or until his or her resignation as Lead Independent Director or the election by the independent directors of a successor Lead Independent Director.

Board Committees

The Board of Directors has five (5) active standing committees: the Audit Committee; the Finance and Investment Committee; the Corporate Governance and Nominating Committee; the Compensation Committee; and the Credit Risk Committee.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, appoints the Company’s independent registered public accounting firm. The Audit Committee also reviews the scope of the annual audit, the annual and quarterly financial statements of the Company and the auditor’s report thereon and the auditor’s comments relative to the adequacy of the Company’s system of internal controls and accounting systems. In addition, the Audit Committee oversees the Company’s internal audit function. The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee, which is composed of Messrs. Durham (Chairman), Austin, Williamson and Whitehurst, met sixteen (16) times in 2007.

The Board of Directors has determined that each of Mr. Durham and Mr. Whitehurst is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the Securities and Exchange Commission. The Board has also determined that all of the members of the Audit Committee (i) are independent under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, (ii) have not participated in the preparation of the financial statements of the Company or any current subsidiary during the past three (3) years, and (iii) are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, the Board has determined that Messrs. Austin, Durham, Whitehurst and Williamson are independent under the applicable Nasdaq listing standards.

Finance and Investment Committee

The Finance and Investment Committee reviews the capital structure needs of the Company as well as the Company’s investment policies. The Finance and Investment Committee acts pursuant to the Finance and Investment Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Finance and Investment Committee, which is composed of Messrs. David (Chairman), Ratliff, III and Whitehurst, met seven (7) times in 2007.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (hereinafter the “Nominating Committee”) makes recommendations to the Board regarding corporate governance matters and oversees director nominations. Among other corporate governance responsibilities, the Nominating Committee leads the annual self-evaluation of the Board. In carrying out its director nomination responsibilities, the Nominating Committee’s role is to identify and recommend the slate of director nominees for election to the Company’s Board of Directors, identify and recommend candidates to fill vacancies occurring between annual meetings of stockholders, and identify and recommend Board members for service on committees of the Board. The Nominating Committee acts pursuant to the Nominating Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Nominating Committee reviews and reassesses the adequacy of the Nominating Committee Charter on an annual basis. The Nominating Committee is composed of Messrs. Austin (Chairman), Durham and Swanson. Each member of the Nominating Committee is independent under the Nasdaq listing standards. The Nominating Committee met nine (9) times in 2007.

One of the principal functions of the Nominating Committee is the oversight of the process for nominating candidates to stand for election to the Board, as described below:

•	Operation of the Nominating Committee. Nominations for director submitted to the Nominating Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nominating Committee does not have any specific minimum qualifications for director candidates, the Nominating Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

•	The process for identifying and evaluating candidates. The Nominating Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. The Nominating Committee Charter provides that the Nominating Committee will consider candidates recommended by stockholders or members of the Board or by management. The Nominating Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement.

•	General Nomination Right of all Stockholders. The Company’s Certificate of Incorporation establishes procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Director nominations by stockholders must be in writing addressed to the Secretary of the Company at the Company’s principal executive offices. Such notice must be delivered or mailed and received by the Secretary at least 60 days and not more than 90 days prior to the date of the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the stockholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

Compensation Committee

The Compensation Committee evaluates and approves management’s recommendations and establishes salaries and other compensation for the Company’s executive officers, including bonuses, equity grants and other incentive programs. The Compensation Committee also administers the Company’s 2006 Long Term Stock Incentive Plan and the Company’s 2007 Key Executive Incentive Compensation Plan. The Compensation Committee, which is composed of Messrs. Swanson (Chairman), Austin and David, met fifteen (15) times in 2007. Each member of the Compensation Committee is independent under the Nasdaq listing standards.

The authority and responsibilities of the Compensation Committee are set forth in its charter available at the Company’s website at: http://www.triadguaranty.com. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. Among other items, the Compensation Committee is charged with:

•	Reviewing the Company’s overall compensation philosophy and program;

•	Reviewing goals and objectives relevant to the compensation of the President and Chief Executive Officer and the other executive officers of the Company and setting their compensation;

•	Evaluating the aggregate compensation of all executive officers in light of the Company’s performance;

•	Making recommendations to the Board with respect to the approval, adoption and amendment of cash and equity-based incentive compensation plans and administering those plans;

•	Approving all grants of equity-based awards;

•	Reviewing and approving employment agreements with executive officers; and

•	Making recommendations to the Board with respect to the compensation of directors.

The Compensation Committee has the authority to retain independent legal counsel or other advisors. The Vice President of Human Resources serves as a resource for the Compensation Committee and assists the President and Chief Executive Officer in making recommendations to the Compensation Committee with regard to human resource and compensation matters. The President and Chief Executive Officer is responsible for making compensation recommendations to the Compensation Committee for each of the other executive officers.

Credit Risk Committee

The Credit Risk Committee, which was created in 2007, oversees the credit risk inherent in the mortgage guaranty insurance written and managed by Triad and establishes policies to govern that risk. The Credit Risk Committee acts pursuant to the Credit Risk Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Credit Risk Committee, which is composed of Messrs. Ratliff, III (Chairman), Austin, Swanson, Williamson and Durham (ex officio, as Chairman of Audit Committee), met seven (7) times in 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Swanson, David and Roberts served on the Compensation Committee during calendar year 2007. No member of the Compensation Committee is or was formerly an officer or employee of the Company or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the calendar year ended December 31, 2007.

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

Financial Statements

The Audit Committee has reviewed and discussed the Company’s audited financial statements, internal controls and the overall quality of the Company’s financial reporting with management and with Ernst & Young LLP (“E&Y”), the Company’s independent auditors. The Audit Committee has discussed with E&Y the matters required to be discussed by Statement of Auditing Standards No. 61 (as adopted by the Public Company Accounting Oversight Board in Rule 3200T), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (as adopted by the Public Company Accounting Oversight Board in Rule 3600T), which relates to the auditors’ independence from the Company and its related entities, and has discussed with E&Y its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE
H. Lee Durham, Jr., Chairman
Glenn T. Austin, Jr.
David W. Whitehurst
Henry G. Williamson, Jr.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the year ended December 31, 2007.

The following report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the annual meeting of stockholders to be held on September 11, 2008.

COMPENSATION COMMITTEE
Richard S. Swanson, Chairman
Glenn T. Austin, Jr.
Robert T. David

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In 2007 we continued the work we began in 2006 to refine our compensation program. Designed to create long-term value for our stockholders, our compensation program prior to 2006 relied principally on “economic value added,” or EVA® (a registered trademark of Stern Stewart & Co.). Under EVA, we created a discretionary bonus pool using a portion of the excess return to our stockholders over their cost of capital. In 2006, we reduced our reliance on EVA, though EVA continued to affect the processes and considerations that went into our compensation decisions in 2006. In 2007, we adopted an incentive-based program that relies on specific corporate and individual performance goals, which are described in more detail below. Although we do not use EVA in the compensation of our named executive officers, we continue to monitor and utilize it in the compensation of our middle management.

The change in our compensation program noted above was not, however, the most critical factor affecting executive compensation in 2007. The key drivers for 2007 were the unprecedented upheaval in the mortgage industry, declining home prices and rapidly escalating mortgage loan defaults, which severely affected our performance over the past year. Primarily as a result of these developments, we did not meet our 2007 corporate financial and operational goals and, accordingly, we paid no incentive compensation to our named executive officers for their performance in 2007.

Compensation Philosophy and Objectives

Our compensation philosophy, as outlined in the Charter of the Board’s Compensation Committee, is to:

•	attract, retain and motivate employees who contribute to our long-term success;

•	provide pay-for-performance by rewarding individual employee success through the use of incentive compensation; and

•	align the interests of all employees, especially executive officers, with those of our stockholders in the pursuit of creating long-term value.

We try to ensure that a majority of an executive’s total compensation is comprised of equity based, long-term compensation. We believe overweighting long-term equity compensation compared to current cash compensation motivates our executive officers to achieve results that create long-term value for our stockholders. Such an objective also supports our primary mortgage insurance business line, which has a long-term perspective to it. This means that ultimate financial and stockholder success is measured over the long-term.

Below we discuss and analyze the compensation decisions that our Compensation Committee made last year in an effort to create long-term value through the application of these principles.

Role of our Compensation Committee

The Compensation Committee, which is made up entirely of independent directors, has primary authority to establish compensation for our executive officers. The Compensation Committee’s chairman at the beginning of the year was Michael A.F. Roberts. He was succeeded as chairman by Richard S. Swanson in May 2007. Mr. Roberts continued to serve on the Compensation Committee until his resignation as a director in December 2007.

The Compensation Committee has authority to hire outside advisors and experts, including compensation consultants, to assist it. In past years, the Compensation Committee has engaged compensation consultants to provide benchmarking and related data. However, the Compensation Committee did not do so in 2007. In early 2008, however, the Compensation Committee engaged an executive compensation expert, Pearl Meyer & Partners, to advise it regarding a re-evaluation of our executive compensation program.

Our Chairman often meets with the Compensation Committee and participates in discussions regarding elements of our executive compensation program, the engagement of outside advisors and consultants, and similar matters. In addition, our Chief Executive Officer aids the Compensation Committee by providing recommendations regarding the compensation of all executive officers, other than himself, including the performance goals applicable to their incentive awards. The Compensation Committee also works closely with our Vice President of Human Resources in structuring and implementing our executive compensation program.

2007 Executive Compensation

Due to the developments that impacted our industry and our company over the past year, the compensation paid to our executive officers in 2007 consisted only of salaries and certain equity-based incentive awards made in early 2007 that, in each case, reflected 2006 performance. We paid our executive officers no annual incentives for 2007 performance that were not guaranteed by the terms of their offers of employment. In this discussion we will analyze why and how these payments were made. We will also discuss the changes in our executive compensation program that we made in 2007.

Base Compensation — Salary

We intend to offer competitive salaries consistent with our goal of making the salary component of cash compensation smaller than the incentive component. Our Compensation Committee makes salary decisions in an annual review with input from the Chief Executive Officer. Salaries for 2007 were established in early 2007 based on 2006 performance and the other factors described below. The following table sets forth the salary for each of our named executive officers for 2007 and the percentage increase in such salary compared to 2006.

Name and			Increase Over
Principal Position	Year	Salary ($)	Previous Year (%)

Mark K. Tonnesen, President and Chief Executive Officer	2007	495,000	10.0
Kenneth W. Jones Senior Vice President and Chief Financial Officer	2007	192,500	10.0
Kenneth C. Foster Executive Vice President, Structured Transactions and Business Development	2007	218,400	4.0
Ronnie D. Kessinger Senior Executive Vice President	2007	360,000	21.0
Gregory J. McKenzie President and Chief Executive Officer of Triad Guaranty Insurance Corporation Canada	2007	226,202	n/a

In establishing the 2007 salaries of Messrs. Tonnesen, Jones and Foster, our Compensation Committee considered their individual responsibilities, experience and individual performance in the context of our strong growth in earnings and revenue for 2006 compared to 2005 (15.5% and 26.4%, respectively).

The Compensation Committee considered additional factors in setting the 2007 salaries of Mr. Tonnesen and Mr. Jones. The Compensation Committee noted positively Mr. Tonnesen’s role as Chief Executive Officer in stabilizing the management team in 2006 following his arrival in September 2005, maintaining a strong organizational sales effort and leading the effort to diversify our business through the establishment of our Canadian subsidiary. In setting the salary of Mr. Jones, the Compensation Committee noted that his starting salary at his hire date in March 2006 was below the market for individuals holding similar positions with comparable companies, based on benchmarking data the Compensation Committee had obtained in 2006. (The percentage increase in Mr. Jones’ 2007 salary set forth in the above table is calculated based on the annualized amount of his 2006 salary and not the amount actually paid to him during the nine months of his employment with us during 2006 as set forth in the Summary Compensation Table.) Except for Mr. Jones, the Compensation Committee did not otherwise take into account compensation paid to executives at comparable companies in establishing 2007 salaries.

The salary of Mr. Kessinger was fixed by the terms of his employment agreement, which provides for a monthly salary and no cash or equity incentive compensation. Mr. Kessinger’s employment agreement was amended effective January 1, 2007 upon the authority of our Chief Executive Officer to extend his term of employment through June 15, 2007 and to increase his monthly salary from $25,000 to $30,000. Mr. Kessinger continued to serve as an executive officer on a month to month basis following the expiration of his employment agreement until his resignation, effective

January 31, 2008. The salary of Mr. McKenzie, who joined us on February 1, 2007, was determined by the terms of his offer of employment, which our Chief Executive Officer negotiated on behalf of the Company and was approved in advance by the Compensation Committee. We terminated Mr. McKenzie’s employment effective June 30, 2008.

Incentive Compensation

The incentive-based components of our executive compensation program are comprised of awards (principally equity-based) under our 2006 Long-Term Stock Incentive Plan and cash awards under our annual cash award program. In addition, we may make cash awards to certain officers under our 2007 Key Executive Incentive Compensation Plan.

Awards under the 2006 Long-Term Stock Incentive Plan historically have emphasized long-term compensation, taking the form of stock options and shares of restricted stock and phantom stock. Our annual cash award program and the 2007 Key Executive Incentive Compensation Plan are sources of short-term compensation for our executives that provide for the payment of cash incentives to participating officers upon the achievement of corporate and/or individual goals, as described in more detail below.

2006 Long-Term Stock Incentive Plan.  Under this plan, the Compensation Committee establishes both a target equity award and a maximum equity award that participating officers may earn upon the achievement of corporate and individual goals. The corporate goals are set forth in our corporate plan for the year as approved by our Board of Directors. The Compensation Committee reviews the individual goals for participating officers. Our corporate plan for 2007 included performance goals for (i) premiums earned, (ii) total revenue, (iii) losses incurred, (iv) total expenses, (v) operating income, (vi) operating earnings per share, (vii) return on equity and (viii) production (flow and bulk). Due to our failure to achieve our 2007 corporate plan goals, we paid no equity awards to our named executive officers based on 2007 performance.

The shares of restricted stock and stock options set forth in the Grants of Plan-Based Awards Table were awarded by the Compensation Committee in early 2007 to our named executive officers based on performance in 2006, except that Mr. McKenzie’s award of stock options was fixed by the terms of his offer of employment.

Annual Cash Award Program.  Under our annual cash award program, the Compensation Committee establishes both a target cash award and a maximum cash award that participating officers may earn upon the achievement of the same corporate and individual goals as we use for equity awards under our 2006 Long-Term Stock Incentive Plan, as summarized above. No cash bonuses were paid to our named executive officers under this program for their performance in 2007, as evidenced by the Summary Compensation Table. However, we paid Mr. McKenzie a cash bonus in 2007 that was guaranteed by the terms of his offer of employment.

2007 Key Executive Incentive Compensation Plan.  This plan is designed solely to enable those key executives whose compensation may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to earn current cash compensation that is deductible by us for federal income tax purposes. Awards under the 2007 Key Executive Incentive Compensation Plan, which were made for the first time in early 2007 and were limited to Mr. Tonnesen and Mr. Foster, consisted of the right to receive cash payments of up to a specified percentage (2% for Mr. Tonnesen and 1% for Mr. Foster) of our pre-tax net income for 2007. The Committee had sole discretion to eliminate or reduce the cash payment. Because we earned no pre-tax income for 2007, these executives received no cash payments under the 2007 plan, as evidenced by the Summary Compensation Table.

Other Considerations.  Reflecting our desire to link equity-based awards with long-term performance, the restricted stock and stock options granted to our named executive officers as shown in the tables under the heading “Executive Compensation” are typically subject to three-year vesting schedules. Awards typically vest ratably over a three year period, although the Compensation Committee will consider other vesting schedules in appropriate circumstances. For instance, the Compensation Committee established three-year cliff vesting in connection with its 2008 awards described below, and a three-year vesting schedule with 50% of the award vesting in each of year two and year three in certain other cases. In determining the relative percentage of cash, restricted stock and options and the vesting periods, the Compensation Committee considers the long-term nature of our business, executive retention, market conditions and previous stock volatility. Further, we generally expect that equity-based compensation will represent, compared to cash compensation, a larger portion of overall compensation for our named executive officers, especially our Chief Executive Officer. We favor a greater percentage of option-based compensation for our Chief Executive Officer and our Executive Vice President than for our other named executive officers, primarily because we believe it is more appropriate for the compensation of officers whose performance is more likely to affect our stock price to be subject to the leveraging effect of stock options. For 2007, stock options represented 50% of the total equity awards made to Mr. Tonnesen and Mr. Foster, compared to 30% for our other named executive officers. We also consider the effects of Section 162(m) of the Code, as further described below. For most of our other named executive officers, we favor a higher percentage of restricted stock as compared to options due to the emphasis placed on long-term value creation, retention of the recipient and the propensity for less variability in a restricted stock award. We believe that granting awards that are tied to the value of our common stock aligns the interests of our executive officers with those of our stockholders.

Code Section 162(m)

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to top executives of publicly held corporations. Certain types of compensation may be excluded from the limitations under Section 162(m). The tax consequences of executive compensation awards are one of several important factors we consider in determining executive compensation. Our Compensation Committee will continue to review the applicability of the Code limitations to our executive compensation programs and to consider the value of staying within or deviating from such limitations depending on the circumstances. As noted above, our 2007 Key Executive Incentive Compensation Plan is designed to preserve tax deductibility of cash incentives paid to certain members of senior management. For instance, in making awards under the 2007 plan the Compensation Committee had the discretion to eliminate or reduce the amount of the award even when the performance target is met (but did not have the discretion to increase award amounts).

Perquisites and Other Benefits

All of our named executive officers have the opportunity to participate in the benefit plans generally available to our employees, including medical insurance, dental insurance, disability insurance, life insurance, accidental death and dismemberment insurance and our 401(k) Profit Sharing Retirement Plan. The maximum coverage amount of Company paid life insurance provided for our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents is greater than that provided for other employees. In addition, we pay Mr. Tonnesen cash amounts for a car allowance, country club dues and financial planning services. We also pay Mr. McKenzie cash amounts for a car allowance and club membership dues (and a gross up for such amounts) in accordance with his offer of employment. The value of this additional coverage and other benefits which constitute perquisites are included in the All Other Compensation column of the Summary Compensation Table.

Severance and Change in Control

Traditionally we have used employment agreements as a means to address the impact of termination of an executive officer and the consequences of a change in control on our executive officers. The agreements currently in place are discussed under “Payments Upon Termination or Change in Control.”

2008 Executive Compensation

In early 2008, the Compensation Committee and the Board approved significant changes to our executive compensation program applicable to 2008 only. The purpose of these changes is to retain our executive-level employees, including our named executive officers, and to motivate them to continue to achieve our corporate goals and objectives. The Compensation Committee and the Board determined that these changes were essential in view of the unprecedented financial and operational challenges to which we must respond in 2008. In connection with these changes, the Compensation Committee awarded no salary increases to our named executive officers, fixing 2008 base salaries at 2007 levels. In addition, the Compensation Committee neither awarded cash incentives nor made equity awards for 2007 performance.

As part of our effort to retain individuals who are key to our ability to meet the challenges that we face in 2008, the Compensation Committee made equity-based retention awards in the form of shares of restricted stock to Mr. Tonnesen (40,500 shares) and Mr. Jones (20,000 shares). These shares, which are subject to three-year cliff vesting, were valued at $6.13 per share, based on the closing price of our stock on February 27, 2008, the date of grant, and are otherwise subject to the terms of our 2006 Long-Term Stock Incentive Plan. (Mr. Tonnesen’s award is also provided for in his amended and restated employment agreement dated April 23, 2008, which is described below under “Executive Compensation — Employment Agreements — Mark K. Tonnesen.”) The Compensation Committee also awarded Mr. McKenzie 35,800 shares of restricted stock in accordance with the terms of his offer of employment. These restricted shares were valued at $6.58 based on the closing price of our stock on February 19, 2008, the date of grant, and originally were expected to vest equally over three years. In connection with our decision to terminate Mr. McKenzie’s employment effective June 30, 2008, however, these shares of restricted stock fully vested on June 30, 2008.

To address the importance of retaining our key executives during the current business and economic environment, the Compensation Committee and the Board approved the 2008 Executive Retention Program. Under this program, certain members of senior management were eligible to receive a cash retention award if they were employed through June 30, 2008 and another cash retention award if they remain employed through December 31, 2008. Among our named executive officers, our Chief Financial Officer received a retention payment of $70,000 as a result of his employment with us through June 30, 2008, and he will be entitled to receive a retention payment of $130,000 if he remains employed through December 31, 2008. An executive would forfeit the right to receive these retention awards if the executive (i) resigns, (ii) is terminated for cause or (iii) declines an offer of employment made by a successor company in conjunction with our termination of the executive (provided the offer is for substantially the same position and with substantially the same compensation). Mr. Tonnesen also received a retention award pursuant to the terms of the amended and restated employment agreement we entered into with him on April 23, 2008, as described below under “Executive Compensation — Employment Agreements — Mark K. Tonnesen.”

In addition, the Compensation Committee and the Board adopted the 2008 Executive Severance Program in order to address the pending expiration of employment agreements with certain executive officers and the absence of any comprehensive severance pay program. Under this program, certain executives, including certain named executive officers, would be entitled to receive monthly cash payments based on his or her annual base salary and targeted cash bonus, as well as COBRA benefits and access to outplacement services. Eligible executives would be required to sign and deliver a general release and, under certain circumstances, a non-compete agreement. The right to receive these benefits would be forfeited if the executive (i) resigns, (ii) is terminated for cause or (iii) declines an offer of employment made by a successor company in conjunction with our termination of the executive (provided the offer is for substantially the same position and with substantially the same compensation). The value of our Chief Financial Officer’s severance package under this program is $516,875. This severance program will expire on December 31, 2008 unless extended. Mr. Tonnesen is entitled to severance benefits pursuant to the terms of the amended and restated employment agreement we entered into with him on April 23, 2008, as described below under “Executive Compensation — Employment Agreements — Mark K. Tonnesen.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us to or for the account of our Chief Executive Officer, Chief Financial Officer and our other three (3) most highly compensated executive officers for the year ended December 31, 2007:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)	($)
Mark K. Tonnesen, President and Chief Executive Officer	2007	495,000	0	642,617	1,008,731	0	—	26,370 (2)	2,172,718
	2006	450,000	595,125	493,974	849,393	—	—	374,086	2,762,578
Kenneth W. Jones Senior Vice President and Chief Financial Officer	2007	192,500	0	71,881	12,193	—	—	—	276,574
	2006	127,324 (3)	108,550	28,487	—	—	—	—	264,361

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)	($)
Kenneth C. Foster Executive Vice President, Structured Transactions and Business Development(4)	2007	218,400	0	133,879	52,859	0	—	—	405,138
	2006	210,000	219,000	105,940	—	—	—	—	524,940
Ronnie D. Kessinger(5) Senior Executive Vice President	2007	360,000	—	228,855	—	—	—	—	588,855
	2006	297,500	—	306,319	—	—	—	—	603,819
Gregory J. McKenzie(6)(7) President and Chief Executive Officer of Triad Guaranty Insurance Corporation Canada	2007	226,202	123,383	—	69,980	—	—	67,898 (8)	487,465

(1)	Reflects the dollar amount of awards recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R). Grants were made prior to 2007, except for the grant to Mr. McKenzie, which was made pursuant to the terms of his offer of employment. Grants in the form of shares of restricted stock were valued at the market price of our common stock on the date of grant. Grants in the form of options were ten (10) year stock options exercisable at the market price on the date of grant. We utilized a Black- Scholes pricing model (or in certain cases, a derivative of such a model) and applied a discount for non-transferability of options and deferred vesting to determine the number of “at the market options.” See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Effective as of July 18, 2008, Mr. Tonnesen resigned as President and Chief Executive Officer and director of the Company and will begin retirement on August 15, 2008. See “Executive Compensation — Employment Agreements — Mark K. Tonnesen,” below. The amount shown under “All Other Compensation” for Mr. Tonnesen includes a car allowance of $12,000 ($1,000 per month) and reimbursement of financial planning services of $7,500, as well as payments for long term disability insurance, life insurance and country club dues totaling $6,870.

(3)	Amount reflects salary paid for a portion of 2006 during which Mr. Jones was employed (April 3, 2006 through December 31, 2006).

(4)	Effective as of June 30, 2008, Mr. Foster resigned as an officer and full-time employee. From July 1, 2008 until June 30, 2010, Mr. Foster will serve as a part-time employee for up to 10 days per month for $20,000 per month, plus certain other benefits during the period of employment.

(5)	Mr. Kessinger resigned effective January 31, 2008, but may work for Triad for up to 10 hours per month at a rate of $300 per hour until January 1, 2009.

(6)	Amounts have been converted from Canadian Dollars to U.S. Dollars using the average monthly exchange rate for 2007 of 1.073893.

(7)	Mr. McKenzie’s employment with us was terminated effective June 30, 2008.

(8)	Amount includes a signing bonus of $46,558, a car allowance of $6,175 and club membership dues of $5,220. Mr. McKenzie also received a tax gross-up of $5,389 in respect of the car allowance and a tax-gross up of $4,556 in respect of the club membership dues.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our executive officers named in the Summary Compensation Table during the year ended December 31, 2007:

											Equity Awards Granted in 2007(1)
											All Other
											Stock	All Other			Grant
			2007 - Targets and Maximum				2007 - Targets and Maximum				Awards:	Awards:		Exercise	Date
			Cash Incentive Opportunities				Equity Incentive Opportunities				Number	Number of		or Base	Fair
		Compensation	Estimated Future Payouts Under				Estimated Future Payouts Under				of Shares	Securities		Price of	Value
		Committee	Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards				of Stock	Underlying		Option	of Each
	Grant	Action	Threshold	Target	Maximum	Payout	Threshold	Target	Maximum	Payout	or Units	Options		Awards	Grant
Name	Date	Date	($)	($)	($)	($)(2)	(#)	(#)	(#)	($)(2)	(#)	(#)		($/Sh)	($)

Mark K. Tonnesen	03/08/07	03/08/07	—	450,000	945,000	0	—	900,000	1,080,000	0	11,829	—		—	512,787
	03/08/07	03/08/07	—	—	—	—	—	—	—	—		35,000		43.35	545,650
Kenneth W. Jones	03/08/07	03/08/07	—	100,000	210,000	0	—	150,000	180,000	0	2,118	—		—	91,815
	03/08/07	03/08/07	—	—	—	—	—	—	—	—		2,700		43.35	42,093
Kenneth C. Foster	03/08/07	03/08/07	—	136,000	285,600	0	—	275,000	330,000	0	3,955	—		—	171,449
	03/08/07	03/08/07	—	—	—	—	—	—	—	—		11,700		43.35	182,403
Ronnie D. Kessinger(3)	—	—	—	—	—	—	—	—	—	—	—	—		—	—
Gregory J. McKenzie(4)	03/08/07	03/08/07	—	123,383	259,104	123,383	—	246,765	296,118	246,765	—	16,000	(5)	43.35	249,440

(1)	Equity awards for Messrs. Tonnesen, Jones and Foster were in recognition of 2006 performance.

(2)	Messrs. Tonnesen, Jones and Foster received no payouts under their non-equity incentive plan awards or under their equity incentive plan awards due to our failure to meet the applicable performance goals for the awards. The cash award target and maximum payouts for Mr. Tonnesen and Mr. Foster reflect the Compensation Committee’s ability to exercise negative discretion to reduce the amounts earned by them based on their 2007 performance goals under the 2007 Key Executive Incentive Compensation Plan. See “Compensation Discussion and Analysis — 2007 Executive Compensation — Incentive Compensation — 2007 Key Executive Incentive Compensation Plan.”

(3)	Mr. Kessinger did not participate in the annual cash and equity awards programs in accordance with the terms of his employment agreement.

(4)	Mr. McKenzie received the above targeted cash and equity awards in accordance with the terms of his offer of employment. Award amounts have been converted from Canadian dollars to U. S. dollars using the average monthly exchange rate for 2007 of 1.073893.

(5)	Mr. McKenzie’s award of options for 16,000 shares of common stock originally was expected to vest 50% at the second anniversary and 50% at the third anniversary of his date of employment. In connection with the termination of his employment effective June 30, 2008, however, the entire award became fully vested and fully exercisable as of that date.

Employment Agreements

Mark K. Tonnesen

The material terms of our original employment agreement and related letter agreement with Mr. Tonnesen, each dated September 9, 2005, and the amended and restated employment agreement dated April 23, 2008, are summarized below.

Pre-2008 Employment Agreement and Letter Agreements.  Under our original employment agreement with Mr. Tonnesen, the term of Mr. Tonnesen’s employment began September 14, 2005 and extended through September 30, 2008 and thereafter for successive six (6) month terms unless either party gave one year’s prior written notice of nonrenewal. We provided a notice of nonrenewal in March 2008, which would have caused the agreement to expire in accordance with its terms at the end of March 2009. Mr. Tonnesen’s base annual salary under the agreement was $450,000, subject to annual increases determined by the Board. For calendar year 2006, the cash bonus was guaranteed not to be less than $450,000. After 2006, Mr. Tonnesen was eligible to participate in any Company incentive plan for senior executives. We agreed to cover relocation costs or $50,000 in lieu thereof, a monthly car allowance of $1,000 per month, reimbursement for financial planning services up to $7,500 per year and reimbursement for the initiation fee and annual membership dues to a country club in Winston-Salem, North Carolina, with such initiation fee and relocation expenses subject to gross-up for federal and state tax purposes.

Pursuant to the letter agreement dated September 9, 2005, Mr. Tonnesen was awarded 108,225 stock options at an exercise price of $41.12. In addition, Mr. Tonnesen received a grant of 36,075 shares of restricted stock. Fifty percent (50%) of the stock options and restricted stock vested on September 13, 2007 and the remaining fifty percent (50%) will vest on September 13, 2008. Beginning in 2007, any grants of equity awards under the 1993 Long-Term Stock Incentive Plan or any subsequent plan vest pro rata if there is a qualifying termination following any such grant. In such an event, Mr. Tonnesen will have three (3) months from his termination date to exercise any vested option awards.

In connection with our entering into a Phantom Stock Award Agreement with Mr. Tonnesen on December 26, 2006, we also amended the letter agreement with Mr. Tonnesen dated September 9, 2005. The purpose of the Phantom Stock Award Agreement and the amended letter agreement was to resolve an ambiguity in the original letter agreement and to preserve tax deductibility of certain equity awards pursuant to Internal Revenue Code Section 162(m). Pursuant to the amended letter agreement, on December 26, 2006, Mr. Tonnesen forfeited to us the 36,075 shares of restricted Company stock granted to him on May 9, 2006 pursuant to the original letter agreement and under the Company’s 1993 Long-Term Stock Incentive Plan. Pursuant to the amended letter agreement and the Phantom Stock Award Agreement, on December 26, 2006, Mr. Tonnesen was awarded Phantom Stock rights with respect to 36,075 shares of the common stock of the Company under the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan.

2008 Employment Agreement.  On April 23, 2008, we entered into an amended and restated employment agreement with Mr. Tonnesen, which became effective on that date and replaced our original employment agreement with Mr. Tonnesen. The purpose of the amended and restated agreement was to secure Mr. Tonnesen’s services during a transition period while we explored various strategic alternatives. The amended and restated agreement provided for Mr. Tonnesen’s continued service as President and Chief Executive Officer until his planned retirement on December 31, 2008, unless he retired earlier with our consent or his employment was earlier terminated in accordance with the agreement. On July 18, 2008, we reached a mutual agreement with Mr. Tonnesen to set his retirement date at August 15, 2008 and he resigned as President and Chief Executive Officer and as a member of our Board of Directors on July 18, 2008. Mr. Tonnesen’s annual salary under the amended and restated agreement was $495,000 (unchanged since a salary adjustment effective January 1, 2007 previously approved by the Board).

Other benefits payable to Mr. Tonnesen under the amended and restated agreement include:

•	A retention bonus of $150,000 if his employment with us continued through July 1, 2008, which was paid to Mr. Tonnesen in July 2008, and a retention bonus of $300,000 and a severance bonus of $225,000, which will be paid to Mr. Tonnesen in August 2008 as a result of his retirement effective August 15, 2008. These provisions replaced corresponding provisions of the original employment agreement that recognized Mr. Tonnesen’s ability to participate in any bonus plan for senior executives that we adopt.

•	A grant of 40,500 shares of restricted stock under our 2006 Long-Term Stock Incentive Plan. These shares will vest in a lump sum on August 14, 2010. This grant was awarded to Mr. Tonnesen in February 2008 as part of our efforts to retain key executives who are key to our ability to meet the challenges that we face in 2008, as described above under “Compensation Discussion and Analysis — 2008 Executive Compensation.”

•	Participation in all of our medical and employee plans on the same basis as other executives, and paid time off in accordance with our policy from time to time as though Mr. Tonnesen had been employed by us for at least ten (10) years. This provision was included in the original agreement and is not new.

•	Reimbursement of his reasonable business expenses, including reimbursement of up to $5,000 for his attorney’s fees and expense in the negotiation of the amended and restated employment agreement.

Under the amended and restated employment agreement we will pay certain post-termination benefits to Mr. Tonnesen as a result of his retirement on August 15, 2008, provided he is reasonably available to serve as an independent consultant on the terms set forth in the agreement. The nature and amount of the benefits depend on the circumstances of his termination of employment, as follows:

•	In the event of Mr. Tonnesen’s death prior to August 15, 2008, we will pay Mr. Tonnesen’s estate his salary to the end of the month in which he died plus a lump sum amount equal to his annual salary at the time of his death. This provision was included in the original agreement and is not new.

•	Following Mr. Tonnesen’s retirement on August 15, 2008 in accordance with the agreement, we will pay Mr. Tonnesen an aggregate of $675,000 in eighteen (18) equal monthly installments beginning six (6) months after the retirement date (such twenty-four (24) month period being referred to as the “post-termination period”). In addition to these monthly payments, Mr. Tonnesen will be entitled to participate in our health care plan for the benefit of himself and his dependents during the post-termination period. If we are unable to include Mr. Tonnesen in our plan for any reason, we will use our best efforts to obtain equivalent coverage for Mr. Tonnesen and his dependents under an individual policy. Mr. Tonnesen may elect COBRA coverage under the circumstances provided in the agreement. We will pay Mr. Tonnesen a monthly amount equal to the premium actually paid by Mr. Tonnesen for the health care coverage described above. These benefits replace the severance payment that we would have had to pay Mr. Tonnesen under his original employment agreement if we terminated his employment without cause. The amount of the severance payment under the original agreement would have been the greater of $1.8 million or two times his annual salary during the two calendar years prior to the year of termination.

•	Upon Mr. Tonnesen’s retirement on August 15, 2008 as contemplated by the agreement, in addition to the benefits described above, he will be entitled to participate during the post-termination period in life insurance, accident and disability policies and other welfare plans and arrangements generally available to our active employees and in which he participated prior to the termination date, subject to the terms of such plans and arrangements and the provisions of Section 409A of the Code. During the post-termination period Mr. Tonnesen will not participate in sick leave, vacation pay and similar programs or receive various perquisites specified in the agreement.

The payment of the post-termination benefits described above is subject to Mr. Tonnesen’s releasing us and our affiliates of any and all claims under the agreement. The amended and restated employment agreement also contains the same non-competition and non-solicitation covenants that were included in our original employment agreement with Mr. Tonnesen.

Kenneth C. Foster

We entered into an employment agreement with Mr. Foster in May 2002. The agreement provides for an initial annual base salary of $150,000 with the possibility of annual increases subject to the determination of the Board. The agreement also provides that Mr. Foster is eligible to receive an annual incentive as determined by the Board, as well as other customary benefits. This agreement automatically extends for successive six (6) month terms unless either party gives one year’s prior written notice of nonrenewal. The employment agreement with Mr. Foster is terminable by us in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement also is terminable by us without cause; provided, however, that in such event, Mr. Foster is entitled to a cash amount equal to 200% of the total base annual salary paid to him during the two (2) previous calendar years. The employment agreement also provides that in the event we experience a change of control (as defined in the agreement) and the termination of Mr. Foster’s employment by him as a result of his relocation or certain specified adverse changes in his employment status or compensation, Mr. Foster is entitled to a cash amount equal to 200% of the total base annual salary paid to him during the two (2) previous calendar years. The employment agreement contains certain noncompetition provisions restricting Mr. Foster from competing with the business of the Company for a period of two (2) years following termination of his employment.

A notice of nonrenewal of Mr. Foster’s employment agreement provided in June 2007 caused the agreement to terminate in accordance with its terms on June 30, 2008.

On March 28, 2008, we entered into a new employment agreement with Mr. Foster that replaced his old employment agreement with us. The new agreement, among other things, provides for Mr. Foster’s resignation as an officer and full-time employee, effective as of June 30, 2008, and for his employment as a part-time employee for a period beginning July 1, 2008 and ending June 30, 2010 (unless terminated earlier for cause). The new agreement requires Mr. Foster to be available for up to ten (10) days per month for work that is comparable to the work he has been performing for us. Under the new agreement Mr. Foster will receive $20,000 per month and certain other benefits during the period of employment and will be subject to certain non-solicitation, non-competition and non-disparagement covenants.

Gregory J. McKenzie

By letter dated January 5, 2007, we agreed to the terms of employment of Mr. McKenzie as Chief Executive Officer of Triad Guaranty Canada. The agreement established an annual base salary of $284,582, plus a $53,695 signing bonus. The agreement also provided for a grant to Mr. McKenzie of options to purchase 16,000 shares at the fair market value on the date of grant. The options were originally scheduled to vest in two equal installments on the second and third anniversaries of his employment. In addition, the agreement guaranteed Mr. McKenzie targeted incentive awards for 2007 of $123,383 in cash and $284,582 in equity (granted in March 2008) and a flexible spending account in the amount of $26,847. The agreement provides that Mr. McKenzie would be entitled to a severance payment in an amount equal to two times his base salary and targeted cash incentive if he were involuntarily separated other than for cause during the first eighteen (18) months of service. After that, if he were involuntarily terminated other than for cause, he would receive a minimum severance payment equal to one year’s base salary and his targeted annual incentive award. Mr. McKenzie’s employment with us was terminated effective June 30, 2008, as described in more detail below under “Executive Compensation — Payments Upon Termination or Change in Control.” Dollar amounts set forth above are in U.S. dollars and have been converted from Canadian dollars based on the average monthly exchange rate for 2007 of 1.073893.

Kenneth W. Jones

By letter dated March 30, 2006, we agreed to the terms of an at-will employment relationship with Kenneth W. Jones to serve as Senior Vice President and Chief Financial Officer for an annual base salary of $175,000 per year (prorated for 2006). For calendar year 2006, Mr. Jones was guaranteed a minimum bonus equal to 125% of paid salary with a minimum of 50% of the bonus payable in equity vesting over three (3) years.

Outstanding Equity Awards at Calendar Year-End

The following table sets forth certain information regarding outstanding equity awards of our executive officers named in the Summary Compensation Table at December 31, 2007:

	Option Awards					Stock Awards (1)
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive			Number		Awards:	Market
			Plan			of		Number of	or Payout
			Awards:			Shares	Market	Unearned	Value of
			Number			or Units	Value of	Shares,	Unearned
	Number of	Number of	of Securities			of Stock	Shares or	Units or	Shares,
	Securities	Securities	Underlying			That	Units of	Other	Units or
	Underlying	Underlying	Unexercised	Option		Have	Stock That	Rights	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Have Not	That Have	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Not Vested	Have
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	Not Vested (#)

Mark K. Tonnesen	54,112	54,113	—	41.12	9/14/15	47,904	$469,459	—	—
	11,666	23,334	—	43.35	3/8/17	—	—	—	—
Kenneth W. Jones	900	1,800	—	43.35	3/8/17	3,785	37,093	—	—
Kenneth C. Foster	7,000	—	—	34.80	5/10/11	6,660	65,268	—	—
	5,000	—	—	47.60	5/16/12	—	—	—	—
	7,500	—	—	33.18	2/6/13	—	—	—	—
	4,380	—	—	36.00	3/23/13	—	—	—	—
	3,900	7,800	—	43.35	3/8/17	—	—	—	—
Ronnie D. Kessinger	3,775	—	—	49.08	1/20/08	7,444	72,951	—	—
Gregory J. McKenzie	—	16,000	—	43.35	3/8/17	—	—	—	—

(1)	Valued based on the closing price of our common stock on December 31, 2007, which was $9.80.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and vesting of restricted stock held by our executive officers named in the Summary Compensation Table during the year ended December 31, 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Mark K. Tonnesen	—	—	18,037	305,186	(1)
Kenneth W. Jones	—	—	833	37,468
Kenneth C. Foster	—	—	2,186	119,946
Ronnie D. Kessinger	—	—	6,285	344,858
Gregory J. McKenzie	—	—	—	—

(1)	Pursuant to Mr. Tonnesen’s Phantom Stock Award Agreement (described above), 18,037 of the shares awarded to Mr. Tonnesen in December 2006 vested on September 13, 2007. However, the terms of the award preclude delivery of the shares until the expiration of the six-month period following the termination of Mr. Tonnesen’s employment with the Company. The value reflected above is based on the $16.92 closing price of our common stock on the vesting date, September 13, 2007. The value of the award at June 30, 2008 was $18,758 based on a closing price of $1.04 on that date. The Company anticipates issuing the shares to Mr. Tonnesen on or after February 15, 2009.

Change in Value of Management’s Equity

As discussed in the Compensation Discussion and Analysis, in 2007 the mortgage industry experienced, and it continues to experience, unprecedented upheaval. This upheaval has caused our financial results and financial position to decline precipitously over the course of 2007 and during the first half of 2008. Our management team is well aware of the effect that such performance has had on the value of our stockholders’ investment in our common stock, having personally experienced significant erosion in the value of the equity awards that we granted to them in recent years. The magnitude of this decline reflects the extent to which management’s interests are tied to those of our stockholders, as stated in our pay philosophy.

The following table (which is not required by the rules of the Securities and Exchange Commission to be included in this proxy statement) sets forth the value, as of the date of grant, of the shares of restricted stock, shares of phantom stock, and stock options (computed using the Black-Scholes method) granted to each of our named executive officers during the period 2006-2007 (except that we have included awards we made to Mr. Tonnesen when he became President and Chief Executive Officer in 2005), the value of such grants based on the closing price of our stock on June 30, 2008 ($1.04 per share), and the dollar amount and percentage decline in the aggregate value of such grants between the date of grant and June 30, 2008:

	Value at Grant Date			Value at June 30, 2008			Total
	Restricted	Phantom	Stock	Restricted	Phantom	Stock	Decline in Value
	Stock ($)	Stock ($)	Options ($)	Stock ($)	Stock ($)	Options ($)	($)(%)

Mark K. Tonnesen	512,787	1,483,404	1,989,154	12,302	37,518	0	3,935,525	(98.7)%
Kenneth W. Jones	227,990	—	39,015	4,803	—	0	262,202	(98.2)%
Kenneth W. Foster	293,963	—	169,065	7,147	—	0	455,881	(98.5)%
Ronnie D. Kessinger	—	—	—	—	—	—	—	—
Gregory J. McKenzie	—	—	231,200	37,232	—	0	272,487	(88.0)%

No Pension Benefits or Nonqualified Deferred Compensation

Our executive officers named in the Summary Compensation Table are not entitled to pension benefits or nonqualified deferred compensation from the Company.

Payments Upon Termination or Change in Control

The table below sets forth certain information regarding payments upon termination of service or change in control to our executive officers named in the Summary Compensation Table assuming the triggering event for such payments occurred on December 31, 2007. The table does not describe any benefits available to such executive officers pursuant to a contract, agreement, plan or arrangement that does not discriminate in scope, terms or operation in favor of our executive officers and is available generally to all salaried employees of the Company. The amounts shown in the table below do not include any amounts that would be realized upon the vesting of awards of stock options, restricted stock or phantom stock to the extent such awards were granted after December 31, 2007. On April 23, 2008, the Company entered into an amended and restated employment agreement with Mr. Tonnesen and Mr. Tonnesen has agreed to retire as of August 15, 2008. See “Executive Compensation — Employment Agreements” above.

					Value Realized on
	Cash Payment		Value Realized on		Vesting of Restricted
	Assuming		Vesting of Options		Stock/Phantom Stock
	Triggering Event		Assuming Triggering		Assuming Triggering
	Occurred on		Event Occurred on		Event Occurred on
	December 31, 2007		December 31, 2007		December 31, 2007	Total
Name	($)		($)		($)	($)

Mark K. Tonnesen(1)
Voluntary Termination (for Good Reason)	1,890,000	(2)	0		0	1,890,000
Voluntary Termination (without Good Reason)(3)	0		0		0	0
Termination by Company without Cause	1,890,000	(2)	0		115,924	2,005,924
Termination by Company with Cause	0		0		0	0
Change in Control followed by Termination or Constructive Termination by Company	1,890,000	(2)	0	(4)	115,924	2,005,924
Death	495,000	(5)	0	(4)	115,924	610,924
Retirement	0		0		0	0
Disability	0		0	(4)	115,924	115,924
Kenneth W. Jones(6)
Voluntary Termination(3)	0	(6)	0		0	0
Termination by Company without Cause	0	(6)	0		37,093	37,093
Termination by Company with Cause	0	(6)	0		0	0
Change in Control without Termination(11)	0	(6)	0		16,337	16,337
Change in Control followed by Termination or Constructive Termination by Company(12)	0	(6)	0	(4)	37,093	37,093
Death	0	(6)	0	(4)	37,093	37,093
Retirement	0	(6)	0		0	0
Disability	0	(6)	0	(4)	37,093	37,093
Kenneth C. Foster
Voluntary Termination(3)	0		0		0	0
Termination by Company without Cause	856,800	(7)	0		65,268	922,068
Termination by Company with Cause	0		0		0	0
Change in Control without Termination(11)	0		0		26,509	26,509
Change in Control followed by Termination or Constructive Termination by Company(12)	856,800	(7)	0	(4)	65,268	922,068
Death	0		0		65,268	65,268
Retirement	0		0		0	0
Disability	109,200	(8)	0		65,268	174,468

					Value Realized on
	Cash Payment		Value Realized on		Vesting of Restricted
	Assuming		Vesting of Options		Stock/Phantom Stock
	Triggering Event		Assuming Triggering		Assuming Triggering
	Occurred on		Event Occurred on		Event Occurred on
	December 31, 2007		December 31, 2007		December 31, 2007	Total
Name	($)		($)		($)	($)

Ronnie D. Kessinger
Voluntary Termination(3)	0		0		0	0
Termination by Company without Cause or by Executive for Good Reason	0		0		72,951	72,951
Termination by Company with Cause	0		0		0	0
Change in Control without Termination(11)	0		0		72,951	72,951
Change in Control followed by Termination or Constructive Termination by Company(12)	0		0		72,951	72,951
Death	0		0		72,951	72,951
Retirement	0		0		0	0
Disability	0		0		72,951	72,951
Gregory J. McKenzie(9)
Voluntary Termination(3)	0		0		0	0
Termination by Company without Cause	740,297	(10)	0		0	740,297	(10)
Termination by Company with Cause	0		0		0	0
Change in Control without Termination	0		0		0	0
Change in Control followed by Termination or Constructive Termination by Company(12)	740,297	(10)	0	(4)	0	740,297	(10)
Death	0		0	(4)	0	0
Retirement	0		0		0	0
Disability	0		0	(4)	0	0

(1)	In accordance with the terms of the amended and restated employment agreement with Mr. Tonnesen, upon his retirement on August 15, 2008, all remaining unvested shares of stock and unvested stock options become fully vested and fully exercisable. These consist of 54,113 remaining options to purchase shares of the Company’s common stock pursuant to the Executive Stock Option Agreement dated September 14, 2005, 23,334 remaining options to purchase shares of the Company’s common stock pursuant to the Executive Stock Option Agreement dated March 8, 2007 and 7,886 shares of restricted stock pursuant to the Executive/Key Employee Restricted Stock Agreement dated March 8, 2007. We will record an expense of $811,847 representing the unamortized amount of the original grants of restricted stock and options made to Mr. Tonnesen on August 15, 2008. The foregoing excludes 36,075 shares of common stock issuable pursuant to Mr. Tonnesen’s Executive/Key Employee Phantom Stock Award Agreement dated December 26, 2006, as to which share delivery is unconditionally deferred until February 15, 2009.

(2)	Greater of 200% of last two years’ salary or $1.8 million.

(3)	Excludes death, disability and retirement.

(4)	Unvested stock options would automatically vest; however, no gain is shown for accelerated stock option grants because the intrinsic value of such options as of December 31, 2007 was $0 due to the fact that the exercise price was higher than $9.80, which was the price of our common stock on such date.

(5)	Amount represents Mr. Tonnesen’s salary in 2007.

(6)	Mr. Jones was not entitled to cash severance for any type of termination in 2007.

(7)	Amount represents 200% of last two calendar years’ salary.

(8)	Maximum amount of payment due to disability.

(9)	In accordance with the original terms of his letter agreement, following our decision to terminate Mr. McKenzie without cause effective June 30, 2008, Mr. McKenzie was entitled to a cash severance payment in an amount equal to two times his base salary and targeted cash incentive, or $781,400 (converted from Canadian dollars to U.S. dollars based on the exchange rate of 1.0185 at June 30, 2008), which was paid to him in a lump sum on July 15, 2008. Additionally, 35,800 shares of restricted stock that were granted to Mr. McKenzie in February 2008 as part of his guaranteed bonus per the letter agreement fully vested, and a grant of options to purchase 16,000 shares of the Company’s common stock made pursuant to the letter agreement fully vested and became fully exercisable, on June 30, 2008. We recorded an expense of $266,775 representing the unamortized amount of the original grants of restricted stock and options made to Mr. McKenzie as of June 30, 2008. In consideration of the payments and benefits outlined above, Mr. McKenzie executed a general release of all claims against the Company and its subsidiaries.

(10)	Converted from Canadian dollars to U.S. dollars using the average monthly exchange rate for 2007 of 1.073893.

(11)	Values for accelerated vesting of equity-based awards include only equity-based awards granted under the 1993 Long Term Stock Incentive Plan (if any), which awards accelerate upon a change in control without regard to a termination in service.

(12)	Values for accelerated vesting of equity-based awards include equity-based awards granted under (a) the 1993 Long Term Stock Incentive Plan (if any), which awards accelerate upon a change in control without regard to a termination in service; and (b) the 2006 Long Term Stock Incentive Plan (if any), which awards accelerate upon change in control followed by a termination (including constructive termination) by the Company within 12 months of the change in control.

Currently, we provide for the payments and vesting described in the table above upon certain events including a change in control (with or without termination as set forth above) as described in employment agreements, restricted stock agreements and option agreements with the executive officers identified in the table above. We also provide for the vesting of options upon termination of employment and upon resignation for good reason as provided in option agreements with Mr. Tonnesen. The material terms under which the cash payments would be made are described above under “Executive Compensation — Employment Agreements.” To the extent termination or constructive termination is required in order to trigger a payment following a change in control, such termination or constructive termination must occur within 12 months of the change in control. The agreements generally define a change of control as the occurrence of any of the following events:

•	any person or persons acting as a group, other than a person which as of the date of the particular agreement is the beneficial owner of our voting securities and its affiliates, or any of our employee benefit plans or the executive officer or a group including the executive officer, shall become the beneficial owner of our securities representing the greater of (i) at least twenty-five percent (25%) of the combined voting power of our then outstanding securities, or (ii) at least the combined voting power of our outstanding securities then held by Collateral Holdings, Ltd., an Alabama limited partnership, and any of its affiliates; or

•	individuals who constitute our board of directors as of the date of the particular agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or a nominating committee thereof (either by a specific vote or by approval of our proxy statement in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such person were a member of the Incumbent Board; or

•	any consolidation, merger or reorganization to which we are a party, if following such consolidation, merger or reorganization, our stockholders immediately prior to such consolidation, merger or reorganization shall not beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

•	any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of our assets, other than to an entity (or entities) of which we or our stockholders immediately prior to such transaction beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities.

The Compensation Committee previously approved changes to the forms of restricted stock agreements and option agreements to be used for grants to senior executive officers under the 2006 Long Term Stock Incentive Plan. These new agreements, which were used for the agreements and arrangements beginning in March 2007, require termination or constructive termination of employment following a change in control in order to trigger vesting. Certain changes were also made to the definition of change in control, primarily altering the required change in beneficial ownership from the twenty-five percent (25%) level referenced above to more than fifty percent (50%).

DIRECTOR COMPENSATION

The following table sets forth certain information regarding amounts paid or accrued by us to or for the account of our directors during the year ended December 31, 2007:

	Fees Earned		Stock
	or Paid		Awards		Total
Name	in Cash ($)		($)(1)		($)

Glenn T. Austin, Jr.	69,500		63,387		132,887
Robert T. David	52,500		63,387		115,887
H. Lee Durham, Jr.	66,500		64,405		130,905
William T. Ratliff, III	112,500		264,818		377,318
Michael A. F. Roberts	52,500		63,387		115,887
Richard S. Swanson	66,250		63,387		129,637
David W. Whitehurst	65,415	(2)	64,437	(3)	129,852
Henry G. Williamson, Jr.	28,000		40,669		68,669

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). Grants in the form of shares of restricted stock were valued at the market price of our common stock on the date of grant. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. The full grant date fair value of awards granted during 2007 computed in accordance with FAS 123(R) for Messrs. Austin, David, Durham, Roberts, Swanson, Whitehurst and Williamson is $65,000 and for Mr. Ratliff is $112,500. At December 31, 2007, the aggregate number of unvested shares of restricted stock for each director was as follows: for Messrs. Austin, David, Roberts and Swanson, 1,955 shares, for Mr. Durham, 1,852 shares, for Mr. Ratliff, 6,975 shares, for Mr. Whitehurst, 2,616 shares and for Mr. Williamson, 1,474 shares. In April 2008, Mr. Roberts relinquished his rights to the 1,474 shares of our restricted common stock that had been granted to him in May 2007 as director compensation ($40,669 of the $63,387 disclosed in the above table) and those shares remain available for issuance under our 2006 Long-Term Incentive Stock Plan. At December 31, 2007, the aggregate number of shares of common stock which could be acquired through the exercise of stock options was as follows: Mr. David, 7,680 shares; Mr. Ratliff, III, 69,735 shares; Mr. Roberts, 920 shares and Mr. Whitehurst, 24,010 shares.

(2)	Includes $9,415 paid for services as a director of Triad Guaranty Insurance Corporation Canada.

(3)	Includes $1,050 paid for services as a director of Triad Guaranty Insurance Corporation Canada.

In 2006, we adopted a plan of compensation for our directors. Directors who are employees of us or any of our subsidiaries or affiliates do not receive any compensation for serving as directors of us. Each non-employee director shall receive an annual retainer of $95,000, $30,000 of which shall be paid in cash in four quarterly installments and $65,000 of which shall be paid in restricted stock following the annual meeting of stockholders. The non-executive Chairman of the Board shall receive an annual retainer of $225,000, $112,500 of which shall be paid in cash in four quarterly installments and $112,500 of which shall be paid in restricted stock following the annual meeting of stockholders. The Compensation Committee may also, based upon the evaluation by the Corporate Governance and Nominating Committee, recommend a discretionary payment for services above and beyond those traditionally performed by a non-executive Chairman of the Board. Grants of restricted stock awards in 2006 to the non-employee directors and the non-executive Chairman of the Board vest over a three (3) year period from the date of award as follows: 60% upon the first anniversary of issuance, 20% upon the second anniversary of issuance and 20% upon the third anniversary of issuance. Effective in 2007, grants of restricted stock to our non-employee directors vest 100% on the first anniversary of the grant date. Audit Committee members shall receive $2,500 per meeting, up to an annual maximum of $20,000. Other committee members shall receive $1,500 per meeting, up to an annual maximum of $6,000. The Compensation Committee may award fees in excess of these amounts based upon additional services that are required by the applicable committee. The Audit Committee chairperson shall receive a retainer of $15,000 per year. All other chairpersons of committees shall receive a retainer of $7,500 per year, and the Board’s lead independent director shall receive an annual retainer of $7,500 per year.

All directors are reimbursed for expenses incurred in attending board meetings.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table contains information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

(c)
Number of
Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	Under Equity
	Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by security holders(1)	109,190	$43.81	940,598	(2)
Equity compensation plans not approved by security holders(3)	536,007	$38.74	0	(4)

Total	645,197	$39.60	940,598

(1)	This information relates to our 2006 Long-Term Stock Incentive Plan, which was approved by our stockholders in May 2006.

(2)	In addition to being available for future issuance upon exercise of stock options, shares that remain available for future grant may be issued pursuant to restricted stock awards under our 2006 Long-Term Stock Incentive Plan.

(3)	This information relates to our 1993 Long-Term Stock Incentive Plan.

(4)	All shares that were available for issuance under our 1993 Long-Term Stock Incentive Plan at the time the 2006 Long-Term Incentive Plan was adopted were carried forward to the 2006 plan and became available for issuance under that plan.

CERTAIN TRANSACTIONS

Other than with respect to the conflicts of interest policies contained in our Code of Ethics and Code of Conduct, which require that all of our directors, officers and employees disclose their personal or business interests in any transaction in which we may engage and recuse themselves from any discussion or decision affecting their personal or business interests, we do not maintain a formal written related person transaction policy. In addition to communicating with us as required by our Code of Ethics and Code of Conduct, however, each of our executive officers and directors or their immediate family members (each, a “related person”), completes an annual questionnaire that elicits information about ongoing and potential transactions, arrangements or relationships, other than certain specified employment and compensatory matters (each, a “transaction”), in which we and any related person are participants (a “related person transaction”) in order to determine whether (i) such related persons have or may have a direct or indirect material interest in the transaction, (ii) the amount involved exceeds $120,000, and (iii) any such transaction is or would be in the best interest of us and our stockholders. The appropriate committee of the Board, depending on the nature of the transaction, reviews and approves or ratifies all related person transactions, which are publicly disclosed if and as required by SEC rules. The appropriate committee of the Board is required to consider all available relevant facts and circumstances in its review of an ongoing or potential related person transaction, including the benefits to us, the impact on a director’s independence in the event the related person is a director (or a family member or entity affiliated with a director), the availability of other sources for comparable products or services, the proposed terms and the terms available to or from parties that are not related persons. Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to approval or ratification of the related person transaction.

The Board does not believe that a specific written related person transaction policy is necessary because the Board historically has not, and does not expect to, approve related person transactions that require disclosure under SEC rules other than in rare circumstances. Each related person transaction is considered on a stand-alone basis based on facts and circumstances at the time of consideration. In addition to the conflicts of interest procedures set forth in our Code of Conduct and Code of Ethics and the information elicited through our annual questionnaire, the appropriate committee’s procedures with respect to review and approval of related person transactions are dictated by principles of Delaware corporate law as in effect at the time and the discharge of our directors’ fiduciary duties to us and our stockholders.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2008.

The Board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will be provided the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2007 were audited by E&Y, independent auditors. Representatives of E&Y are expected to attend the annual meeting of stockholders to respond to appropriate questions and to make an appropriate statement if they desire to do so.

Audit Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly financial statements and the audits of our individual operating subsidiaries, including our Canadian subsidiary in 2007, that are required for regulatory purposes were $709,177 for calendar year 2007 and $585,580 for calendar year 2006.

Audit Related Services

The aggregate fees, including expenses reimbursed, billed by E&Y for services related to the audit and review of our financial statements were $50,545 for calendar year 2007 and $53,439 in calendar year 2006. These services included an actuarial certification for our Vermont captive reinsurance subsidiary, an audit of our 401(k) plan and assistance rendered with applications to certain Canadian provinces.

Tax Fees

We did not engage E&Y for tax services in calendar years 2007 and 2006.

All Other Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for services rendered to us, other than the services described above, were $1,500 in calendar year 2007 and $1,500 in calendar year 2006. These fees were for a subscription to E&Y’s online accounting and reporting database.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by its independent auditor, subject to the de minimus exceptions for non-audit services as provided for in the Sarbanes-Oxley Act and the rules and regulations of the Securities and Exchange Commission. The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members, to grant pre-approvals of permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In calendar year 2007, all non-audit services were approved by the Audit Committee.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors of the Company believes that it is important for stockholders to have a means of communicating with the Board. Accordingly, stockholders desiring to send a communication to the Board of Directors, or to a specific director, may do so by delivering a letter to the Secretary of the Company at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication,” as applicable. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications and make copies, and then circulate them to the appropriate director or directors.

We strongly encourage all directors to attend the annual meetings of stockholders. All of the directors were in attendance at the 2007 Annual Meeting of Stockholders.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics for our principal executive and senior financial officers which is available at our website at: http://www.triadguaranty.com. This Code supplements our Code of Conduct applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present a proposal for consideration at the next annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Certificate of Incorporation. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received by the Company no later than April 10, 2009. Notice to the Company of a stockholder proposal, other than director nominations, submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after June 24, 2009, and the proxies named in the accompanying form of proxy may exercise discretionary voting power with respect to any such proposal as to which the Company does not receive a timely notice. See General Nomination Right of All Stockholders above for information regarding submission of director nominations other than in accordance with Rule 14a-8.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104, Attention: Secretary or by calling (800) 451-4872. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and telephone number.

OTHER MATTERS

We are not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or email by employees of the Company.

Winston-Salem, North Carolina
August 8, 2008

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on September 11, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/tgic
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. To elect five (5) directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.	01 - Robert T. David 04 - Richard S. Swanson	02 - H. Lee Durham, Jr. 05 - David W. Whitehurst	03 - William T. Ratliff, III
+

☐	Mark here to vote FOR all nominees* *For all listed nominees or a substitute therefor if any nominee is unable, or for good cause, refuses to serve.

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark	☐	☐	☐	☐	☐
the box to the left and the corresponding numbered box(es) to the right.
Your shares will be voted for the remaining nominees.

	For	Against	Abstain	This Proxy is solicited on behalf of the Board of Directors.

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. This proxy is revocable at any time before it is voted.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 8 8 4 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Triad Guaranty Inc.

101 South Stratford Road
Winston-Salem, North Carolina 27104
Proxy Solicited by Board of Directors for Annual Meeting - September 11, 2008
Dear Stockholder,

Your vote is important to us, and we encourage you to exercise your right to vote your shares of common stock. On behalf of the Board of Directors, we urge you to sign, date and return the proxy card in the enclosed postage-paid envelope as soon as possible. You may also vote by Internet or telephone using the instructions on the reverse side.

We appreciate your confidence in us and your cooperation with this solicitation.
Sincerely,
Triad Guaranty Inc.

The holder(s) signing on the reverse side hereby appoint(s) William T. Ratliff, III and David W. Whitehurst, or either of them, as attorneys in fact and proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Triad Guaranty Inc. held of record by such holder(s) on July 28, 2008, at the Annual Meeting of Stockholders to be held at the offices of Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina on Thursday, September 11, 2008 at 9:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof. The undersigned hereby ratifies and confirms that all said attorneys in fact and proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the accompanying proxy statement and the 2007 Annual Report to Stockholders on Form 10-K, as amended.